Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PRINCIPIA BIOPHARMA INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Principia Biopharma Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Principia Biopharma Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on October 6, 2008 under the name Principia Biopharma Inc.

SECOND: That the board of directors of the corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Principia Biopharma Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.    Reverse Stock Split. Effective upon the filing of this Amended and Restated Certificate of Incorporation, (i) every 9.0839 issued and outstanding shares of Common Stock automatically and without any action on the part of the respective holders thereof, shall be changed, reclassified and combined into and shall constitute one (1) fully paid and nonassessable share of Common Stock and (ii) every 9.0839 issued and outstanding shares of Preferred Stock automatically and without any action on the part of the respective holders thereof, shall be changed, reclassified and combined into and shall constitute one (1) fully paid and nonassessable share of the same series of Preferred Stock (together, the “Reverse Stock Split”); provided further, that if the Reverse Stock Split would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the effective date of the Reverse Stock Split as determined by the Board of Directors. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock or Preferred Stock are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares resulting from the Reverse Stock Split unless either the certificates evidencing such shares of Common Stock or Preferred Stock are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Notwithstanding the foregoing, the par value of each share of the Corporation’s outstanding Common Stock and Preferred Stock will not be adjusted in connection with the Reverse Stock Split. All share amounts, dollar amounts and other provisions in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Reverse Stock Split, and no further adjustments shall be made to the share amounts, dollar amounts, conversion prices and other provisions, except in the case of any stock splits, reverse splits, recapitalization and the like occurring after the effective time of the Reverse Stock Split.

B.    Authorization of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that the Corporation is authorized to issue is 324,648,167. The total number of shares of common stock authorized to be issued is 179,913,069, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 144,735,098, par value $0.0001 per share (the “Preferred Stock”), 40,094,998 of which are designated as “Series A Preferred Stock”, 22,957,067 of which are designated as “Series B-1 Preferred Stock”, 19,130,887 of which are designated as “Series B-2 Preferred Stock,” 30,988,482 of which are designated as “Series B-3 Preferred Stock” and 31,563,664 of which are designated as “Series C Preferred Stock”. The Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock are sometimes referred to collectively in this Restated Certificate of Incorporation as “Series B Preferred Stock”.

C.    Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(C).

1.    Dividend Provisions.

(a)    The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, on a pari passu basis and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.7267 per annum for each share of Series A Preferred Stock; $0.7994 for each share of Series B-1 Preferred Stock, $0.9593 for each share of Series B-2 Preferred Stock, $0.9593 for each share of Series B-3 Preferred Stock, and $1.1509 for each share of Series C Preferred Stock, in each case as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like.

(b)    After payment of dividends pursuant to Article IV, Section C.1.(a), any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

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(c)    Whenever a dividend or distribution shall be payable in property other than cash, the value of such dividend or distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

2.    Liquidation Preference.

(a)    In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share (the “Liquidation Preferences”). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preferences, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Restated Certificate of Incorporation, “Original Issue Price” shall mean $9.0839 per share for each share of the Series A Preferred Stock, $9.9923 per share for each share of the Series B-1 Preferred Stock, $11.9907 per share for each share of Series B-2 Preferred Stock, $11.9907 per share for each share of Series B-3 Preferred Stock and $14.3898 per share for each share of Series C Preferred Stock, in each case as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock occurring after the effective time of the Reverse Stock Split.

(b)    Upon completion of the distribution of the full Liquidation Preferences, all of the remaining Proceeds shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock to Common Stock at the then effective Conversion Rate).

(c)    (i)    For purposes of this Section 2, a “Liquidation Event” shall mean: (A) the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of this corporation’s assets by means of any transaction or series of related transactions, (B) the consummation of the merger or consolidation of this corporation with or into another entity by means of any transaction or series of related transactions (except a merger or consolidation in which the holders of voting securities of this corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the sale or transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation. Notwithstanding the prior sentence, the sale of shares of Preferred Stock in a bona fide equity financing in which cash is received by this Corporation or indebtedness of this Corporation is cancelled or converted, or a combination thereof, shall not be deemed a “Liquidation Event”.

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(ii)    In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)    If traded on a U.S. national securities exchange, the value shall be deemed to be the average of the daily VWAPs of the securities on such exchange over the 20-trading-day period ending three trading days prior to the occurrence of the Liquidation Event;

(2)    If actively traded over-the-counter, the value shall be deemed to be the average of the daily VWAPs (whichever is applicable) over the 20 trading-day period ending three trading days prior to the occurrence of the Liquidation Event; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the written consent of the Preferred Majority.

“Preferred Majority” shall have the meaning set forth in that certain Amended and Restated Investor Rights Agreement dated on or about August 15, 2018 by and among the Company and certain of its stockholders.

For the purposes of this Section 2(c), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “daily VWAP” shall be the per share volume-weighted average price of the applicable securities as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[Ticker Symbol] <equity> AQR” (or any successor thereto if such page it not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable on Bloomberg, the volume-weighted average trading price of one share of such securities on such trading day, as determined by the Board of Directors using a reasonably similar method). The daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the written consent of the Preferred Majority.

(C)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(C), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)    In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A)    cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)    cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

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(iv)    This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after this corporation has given the first notice provided for herein or sooner than 10 days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of the Preferred Majority.

(d)    In the event of a Liquidation Event, if any portion of what would otherwise be deemed to be of the Proceeds were it not for this Section 2(d) is placed into escrow and/or is payable to the stockholders of the corporation subject to contingencies (“Contingent Payments”), the definitive agreement with respect to such transaction shall provide that any Contingent Payments thereafter released from such escrow or contingencies and distributed (each such distribution, a “Subsequent Distribution”), shall be paid to the holders of capital stock of the corporation pursuant to this Section 2 such that if the Liquidation Preferences have not been paid in full prior to any Subsequent Distribution, then the Proceeds from any Subsequent Distribution shall be paid first to those who were holders who were entitled to receive a Liquidation Preference until each such holder receives its full portion of the Liquidation Preference set forth in Section 2(a) above, and thereafter all remaining Proceeds from any Subsequent Distribution shall be paid as set forth in Section 2(b) above. Contingent Payments shall not be deemed to be Proceeds to be paid pursuant to Section 2(a) or Section 2(b) until they are released from any and all such escrow and contingencies.

(e)    In the event of a Liquidation Event referred to in Section 2(c)(i)(A), if this corporation does not effect a dissolution of this corporation under the General Corporation Law within 45 days after such Liquidation Event, then (i) this corporation shall send a written notice to each holder of Preferred Stock no later than the 60th day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Preferred Majority so requests in a written instrument delivered to this corporation not later than 90 days after such Liquidation Event, this corporation shall use the consideration received by this corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors, together with any other assets of this corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 100th day after such Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Preference (the “Redemption Price”). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, this corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as practicable after this corporation has funds legally available therefor. The provisions of Section 3(b) shall apply, to the redemption of the Preferred Stock pursuant to this Section 2(e). Prior to the distribution or redemption provided for in this Section 2(e), this corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event or in the ordinary course of business.

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3.    Redemption.

(a)    Except as otherwise provided in this Section 3, the Preferred Stock is not redeemable at the option of the holder thereof.

(b)    In the event of a redemption pursuant to Section 2(e), this corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than ten days prior to the date of redemption (the “Redemption Date”). The Redemption Notice shall state:

(i)    the number of shares of each series of Preferred Stock held by the holder that this corporation shall redeem on the Redemption Date;

(ii)    the Redemption Date and the Redemption Price with respect to each series of Preferred Stock; and

(iii)    that the holder is to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(c)    Surrender of Certificates; Payment. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of any series of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(d)    Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of any series of Preferred Stock, as applicable, so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert. Each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion

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Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series as of the Effective Time (as defined below); provided, however, that the Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in subsection 4(d) and, in the case of the Series C Preferred Stock, as set forth in subsection 4(e), pursuant to the terms of subsection 4(b)(ii)(B) below.

(b)    Automatic Conversion.

(i)    Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (A) the closing of this corporation’s sale of its Common Stock (which shares are to be listed on either the Nasdaq National Market or the New York Stock Exchange) in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $14.3898 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Common Stock) and $75,000,000 in the aggregate, prior to deductions for underwriting discounts, commissions and expenses (a “Qualified Public Offering”), or (B) the date, or the occurrence of an event, specified by vote or written consent or agreement of the Preferred Majority.

(ii)    Notwithstanding the foregoing, in the event that the Preferred Majority elects to convert all outstanding Preferred Stock to Common Stock in connection with the closing of an initial public offering of the Company’s Common Stock in which the public offering price is less than $14.3898 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Common Stock) (a “Non-Qualified Public Offering”), then either (A) such conversion shall require, in addition to the vote or written consent of the Preferred Majority, the vote or written consent of the holders of at least 67% of the then outstanding shares of Series C Preferred Stock (the “Requisite Series C Holders”), or (B) if the vote or written consent in (A) has not been obtained prior to the closing of such initial public offering, the Conversion Price of the Series C Preferred Stock shall be adjusted as described in Section 4(e) below prior to the conversion of the Series C Preferred Stock in connection with such Non-Qualified Public Offering.

(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, (ii) a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (iii) a check payable to the holder in the amount of any cash amounts payable in lieu of any fractional shares of Common Stock otherwise issuable upon such conversion, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of

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such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(i)(B) above, then, subject to subsection 4(b)(ii), if applicable, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)    (A)    If this corporation at any time or from time to time shall issue, on or after the filing of this Restated Certificate of Incorporation (“Effective Time”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon conversion, exercise or exchange of outstanding securities that are directly or indirectly convertible into, or exercisable or exchangeable for, Common Stock. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether convertible, exercisable, or exchangeable or not yet convertible, exercisable or exchangeable. In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B)    No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)    In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

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(D)    In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)    In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)    The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

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(5)    The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii)    “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Effective Time other than the following:

(A)    Common Stock (and any options to purchase such shares) issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors, including the approval of a majority of the Preferred Directors (as defined below); provided, that each such issuance is also approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(B)    Common Stock issued to banks, commercial lessors or equipment lessors pursuant to any equipment leasing arrangement or other equipment financing arrangement, which arrangement is approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(C)    Common Stock issued pursuant to subsection 4(d)(iii);

(D)    Common Stock issued pursuant to a Qualified Public Offering;

(E)    Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, that is approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(F)    Common Stock issued in connection with collaboration, technology license, development, OEM, marketing or other similar arrangements or strategic partnerships, provided such issuance in each case is approved by the Board of Directors, including a majority of the Preferred Directors;

(G)    Common Stock issued upon conversion of Preferred Stock;

(H)    Common Stock issued pursuant to the conversion of or exercise of convertible or exercisable securities outstanding as of the Effective Time, in each case provided such issuance is pursuant to the terms of such convertible or exercisable securities;

(I)    Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d); or

(J)    Any other securities excluded from the definition of “Additional Stock” by the written consent of (i) the Preferred Majority and (ii) with respect to the Series C Preferred Stock and any adjustments (or potential adjustments) to the Conversion Price of the Series C Preferred Stock, the written consent of the Requisite Series C Holders.

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(iii)    In the event this corporation should at any time or from time to time after the Effective Time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv)    If the number of shares of Common Stock outstanding at any time after the Effective Time is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v)    If the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preferences of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preferences of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e)    Adjustment of Series C Conversion Price in a Non-Qualfied Public Offering. In the event the corporation issues shares of Common Stock (the “IPO Shares”) in a Non-Qualified Public Offering and does not receive the approval of the Requisite Series C Holders as set forth in subsection 4(b)(ii)(B), then the Series C Conversion Price shall be reduced, concurrently with such issuance and prior to the conversion of the Series C Preferred Stock in connection with such Non-Qualified Public Offering, to the public offering price (prior to the underwriter commissions and expenses) for such IPO Shares.

(f)    Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(f), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(g)    Recapitalizations. If at any time or from time to time the Common Stock issuable upon conversion of any shares of Preferred Stock shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, recapitalization

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or otherwise (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of such Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of each series of Preferred Stock after the reorganization or recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(h)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of each series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(i)    Notices of Record Date. If this corporation shall propose at any time (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date on which the record shall be taken for a dividend or distribution, in the case of clause (i), or for a stockholder vote on such matter, in the cases of clauses (ii) or (iii), a notice specifying the date on which any such record is to be taken, and the amount and character of such dividend or distribution, in the case of clause (i), or a brief description of the action(s) to be taken, in the cases of clauses (ii) or (iii).

(j)    Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in

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addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

5.    Voting Rights.

(a)    General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Common Stock basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)    Voting for the Election of Directors. As long as at least 20% of the shares of Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Preferred Stock shall be entitled to elect six directors of this corporation at any election of directors; provided, however, that following a Board Reset Event (as such term is defined in that certain Amended and Restated Voting Agreement by and among the Corporation and certain of its stockholders dated on or about August 15, 2018), as long as at least 20% of the shares of Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Preferred Stock shall be entitled to elect three directors of this corporation at any election of directors (such six or three directors, as applicable, the “Preferred Directors”). The holders of outstanding Common Stock shall be entitled to elect one director of this corporation at any election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

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6.    Preferred Protective Provisions. So long as at least 20% of the shares of Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not, and shall not agree to, directly or indirectly (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the Preferred Majority:

(a)    alter or change the rights, preferences or privileges of any series of Preferred Stock;

(b)    increase or decrease the total number of authorized shares of Common Stock or any series of Preferred Stock;

(c)    authorize or issue any equity security (including any other security convertible into, or exercisable or exchangeable for, any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock (including authorized but unissued shares of Preferred Stock) with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Preferred Stock pursuant to the terms of and in accordance with that certain Series C Preferred Stock Purchase Agreement by and among the corporation and the parties named therein and entered into on or around the Effective Time;

(d)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(e)    consummate a Liquidation Event;

(f)    amend, alter, repeal or waive any provision of this corporation’s Certificate of Incorporation or Bylaws;

(g)    increase or decrease the authorized number of directors of this corporation (other than in connection with a Board Reset Event);

(h)    pay or declare any dividend on any shares of Common Stock or Preferred Stock (other than a stock split effected in the form of a stock dividend for which appropriate adjustment is made, in the case the stock split applies to the Common Stock, to the Conversion Prices of the Preferred Stock);

(i)    merge or consolidate with another entity, sell, exclusively license or otherwise dispose of a critical asset or technology, or sell, exclusively license, or otherwise dispose of more than fifty-one percent (51%) of its assets and properties in any single transaction or series of related transactions;

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(j)    make any loan or advance or grant any credit, except for incurring accounts receivable arising in the ordinary course of business, if the aggregate indebtedness of this corporation and its subsidiaries for borrowed money following such action would exceed $250,000 unless such loan or advance or grant of any credit is approved by the Board of Directors, including a majority of the Preferred Directors;

(k)    create any subsidiary or make an investment in any other entity or dispose of any subsidiary stock or all or a material portion of the assets of any subsidiary (if such assets are a critical asset or technology), in each case unless approved by the Board, including at least a majority of the Preferred Directors;

(l)    issue equity to acquire all of the equity of another entity or substantially all of the assets of another entity such that the corporation’s equity so issued exceeds 10% of the shares of the corporation’s Common Stock outstanding immediately prior to such transaction (calculated on a fully-diluted basis such that all Common Stock Equivalents shall be deemed to be fully exercised and/or converted to Common Stock as applicable);

(m)    incur any indebtedness for borrowed money in excess of $250,000, unless approved by the Board of Directors, including a majority of the Preferred Directors; or

(n)    reserve any additional shares of Common Stock for equity plans pursuant to which employees, directors, consultants or other service providers may be issued Common Stock and/or Common Stock Equivalents for the primary purpose of soliciting or retaining their services.

In addition, this corporation shall not, and shall not agree to, directly or indirectly (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the Board of Directors, including the approval of at least a majority of the Preferred Directors, consummate a Liquidation Event.

7.    Series A Preferred Protective Provisions. So long as at least 20% of the shares of Series A Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 60% of the then outstanding shares of Series A Preferred Stock (voting together as a single class and not as separate series, and on an as-converted to Common Stock basis) (i) adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock, but only if such alteration or change is not simultaneously made to all series of Preferred Stock then outstanding so as to affect all such series of Preferred Stock adversely in a proportionate manner; or (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock.

8.    Series B Preferred Protective Provisions. So long as at least 20% of the shares of Series B Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of 60% of the outstanding shares of Series B Preferred Stock (i) adversely alter or change the rights, preferences or privileges of the Series B Preferred Stock, but only if such alteration or change is not simultaneously made to all series of Preferred Stock then outstanding so as to affect all such series of Preferred Stock adversely in a proportionate manner; or (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock.

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9.    Series C Preferred Protective Provisions. So long as at least 20% of the shares of Series C Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Requisite Series C Holders (i) adversely alter or change the rights, preferences or privileges of the Series C Preferred Stock, but only if such alteration or change is not simultaneously made to all series of Preferred Stock then outstanding so as to affect all such series of Preferred Stock adversely in a proportionate manner; or (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series C Preferred Stock.

10.    Status of Converted Stock. In the event any shares of Preferred Stock are converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

11.    Notices. Any notice required by the provisions of this Article IV(C) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) when such notice is provided by confirmed facsimile or by email if sent during normal business hours of the recipient; or if not, then on the next business day, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

D.    Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(D).

1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(C) hereof.

3.    Redemption. The Common Stock is not redeemable at the option of the holder.

4.    Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

5.    Directors. The holders of outstanding Common Stock shall be entitled to elect directors as provided in subsection 5(b) of Article IV(C).

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

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ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

This corporation shall have the power to indemnify, to the extent permitted by the General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

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ARTICLE XII

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries (other than a Preferred Director who serves as an employee or officer of this Corporation or any of its subsidiaries in an interim capacity), or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

ARTICLE XIII

In connection with repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

* * *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature page follows.]

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 31st day of August, 2018.

By:	/s/ Martin Babler
MARTIN BABLER
CHIEF EXECUTIVE OFFICER

SIGNATURE PAGE TO THE PRINCIPIA BIOPHARMA INC.

RESTATED CERTIFICATE OF INCORPORATION